Exhibit 15.5

February 12, 2018

Re: United States Securities Exchange Commission

Dear Sirs/Mesdames:

I hereby Consent to (a) Gustavson Associates being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2017 (the “2017 20-F”) as having prepared the 2017 ore reserve estimate for ArcelorMittal’s Las Truchas mine in Mexico, and (b) the incorporation by reference of the 2017 20-F into the Registration Statements Nos. 33-147382, 33-153576, 333-162697 and 333-170117 on form S-8 and Registration Statement No. 333-202409 on Form F-3 (as amended by Post-Effective Amendment No. 1).

Yours Truly,

 Per:

/s/ Donald E. Hulse
Donald E. Hulse, P.E.
V.P. Mining
Gustavson Associates, LLC
274 Union Blvd., Suite 450
Lakewood, CO 80228